[TEREX LOGO]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

     For information contact: Tom Gelston - Director, Investor Relations (203) 222-5943

                       TEREX REPORTS THIRD QUARTER RESULTS

     o Net sales in the third quarter totaled $1,528 million, an increase of 22%
     o Net income of $1.06 per share for the third quarter of 2005
     o Backlog is $1,285 million, up 56% as compared with third quarter 2004

     WESTPORT, CT, October 27, 2005 -- Terex Corporation (NYSE: TEX) today announced net income for the third quarter of 2005 of $54.4 million, or $1.06 per share, compared to net income of $46.0 million, or $0.89 per share, for the third quarter of 2004. Excluding the impact of special items, net income for the third quarter of 2005 was $56.1 million, or $1.10 per share, compared to net income of $47.8 million, or $0.93 per share, for the third quarter of 2004. Special items for the third quarter of 2005 included charges for investigation costs associated with the Company's internal review and restatement of its financial statements for the fiscal years 2000, 2001, 2002, and 2003 and the first and second quarters of 2004, charges relating to previously announced restructuring programs, an asset impairment charge for the Company's American Truck Company joint venture, and the gain on the sale of a facility in the Czech Republic. Special items for the third quarter of 2004 primarily included costs associated with announced restructuring activities, costs associated with the restructuring of the compact equipment parts business, write-down of certain assets associated with a discontinued parts business, accelerated amortization arising from the early retirement of debt, and gain on the sale of facilities. The estimated effective tax rate for the third quarter of 2005 was 34.8%, as compared with 6.9% for the third quarter of 2004. Further information regarding the effective tax rates for the periods provided is included in the "Taxes" section towards the end of this release.

     Net sales increased to $1,528.3 million in the third quarter of 2005, an increase of 22% from $1,251.8 million in the third quarter of 2004. Net debt (consisting of long-term debt, including current portion of long-term debt, less cash and cash equivalents) at September 30, 2005 increased by $30 million from June 30, 2005 levels.

     For the nine months ended September 30, 2005, net sales totaled $4,741.3 million, an increase of 31% from $3,632.0 million for the nine months ended September 30, 2004. Net income for the first nine months of 2005 was $162.9 million, or $3.19 per share, compared to net income of $131.1 million, or $2.56 per share, for the first nine months of 2004. Net income, excluding special items, was $167.0 million, or $3.27 per share, for the first nine months of 2005, compared to net income, excluding special items, of $125.3 million, or $2.45 per share, for the first nine months of 2004. Net debt decreased by $17 million in the nine months ended September 30, 2005.

     "Overall, Terex had a strong third quarter," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "We are pleased with our operational and financial performance, which reflects continued positive end-market trends for many of our products and builds on the operational improvements we have undertaken to date. We are seeing more meaningful signs that the struggling businesses in our portfolio are in the early stages of recovery, while at the same time our stronger businesses continue to post even better results than originally anticipated." Mr. DeFeo continued, "We also saw a meaningful improvement in operating margins resulting from improved pricing and growth leverage. For the second consecutive quarter, we posted a double digit percentage incremental margin (defined as the year over year change in income from operations divided by the year over year change in net sales), with a third quarter reported total Company incremental margin of approximately 12%, a particularly strong performance in this difficult input cost environment."

     "We continue to operate in a challenging environment. We view these challenges as opportunities to deliver even stronger results in the future," added Mr. DeFeo. "Supplier issues, most notably, but not exclusively, steel and tires, resulted in cost pressures and shortages impacting several of our products. Couple these issues with the overtime needed to meet customer demand, and we have good but difficult problems to solve. These reinforce the importance of all the work we are doing as part of the Terex Business System to bring Terex together. As I have indicated before, we are still in the early stages of these initiatives."

     "The metric that we will continue to use to measure our business performance is: Return on Invested Capital ("ROIC"), and this is the measure for which we would expect our shareholders to hold us accountable. We define ROIC as the last twelve months operating profit excluding special items divided by the sum of average book equity and average net debt over the same twelve month period," said Mr. DeFeo. "Despite being an industry leader with regard to performance in this area and a substantially reduced asset base compared to prior years, we still feel our operating margin is too low and our working capital (defined as the sum of accounts receivable and inventory less accounts payable) is too high as measured as a percentage of revenue. Our percentage of working capital to the trailing three months sales annualized at the end of the third quarter was approximately 21%, and we continue to target 18% and 15% for the end of 2005 and 2006, respectively. This effort to control working capital investment relative to our pre-tax earnings stream will drive cash flow, and enable the Company to pay down its high cost debt, most notably the $300 million of 10 3/8% bonds callable in April 2006."

     In this press release Terex refers to various non-GAAP financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The tables below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the third quarters and first nine months of 2005 and 2004 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

     A financial summary is shown on the following page. Please note that, as previously announced on March 3, 2005, third quarter 2004 results of operations set out below will exceed the preliminary operating performance results previously released for that period, reflecting the impact of capitalizing a portion of increasing commodity cost variances on inventory value. Additionally, due to the valuation allowance established as of December 31, 2003, Terex's provision for U.S. taxes in the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 will be substantially reversed, thereby increasing net income in those periods. The tables below reflect the changes in all periods impacted.



                                                        Three months ended September 30,
                           -------------------------------------------------------------------------------------------
                                            2005                                             2004
                           ----------------------------------------       --------------------------------------------
                                                    (in millions, except per share amounts)


                                               Special     Excluding                          Special     Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         -----------------------------------------
     Net sales................ $   1,528.3  $   ---      $   1,528.3          $   1,251.8   $   ---     $   1,251.8
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     241.9  $     2.5    $     244.4          $     186.0   $     0.9   $     186.9
     SG&A.....................       139.7       (1.2)         138.5                114.0       ---           114.0
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income from operations ..       102.2        3.7          105.9                 72.0         0.9          72.9
     Other income (expense)...       (18.8)      (1.1)         (19.9)               (22.6)        1.0         (21.6)
     Provision for income taxes      (29.0)      (0.9)         (29.9)                (3.4)       (0.1)         (3.5)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income .............. $      54.4  $     1.7    $      56.1          $      46.0   $     1.8   $      47.8
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       1.06              $       1.10         $       0.89              $       0.93
     EBITDA (1)............... $     116.4  $     3.7    $     120.1          $      85.6   $     0.9   $      86.5
     Backlog ................. $   1,284.5               $   1,284.5          $     824.6               $     824.6

     Average diluted shares
         Outstanding..........        51.2                      51.2                 51.4                      51.4



     (1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
     (2) Special items, net of tax, relate to charges for investigation costs associated with the Company's internal review ($0.8 million), charges related to previously announced restructuring activities, namely at the Kilbeggan facility, Atlas UK operation and Terex Utilities branch locations ($1.4 million), an asset impairment charge in the American Truck Company joint venture ($0.2 million), and the gain on the sale of a facility in the Czech Republic ($0.7 million).
     (3) Special items, net of tax, relate to previously announced restructuring initiatives ($0.3 million), the accelerated amortization arising from the early retirement of debt ($0.9 million), costs associated with the restructuring of the compact equipment parts business ($0.4 million) and businesses held for sale or to be closed ($1.8 million), offset by a gain on the sale of a facility ($1.6 million).


                                                        Nine months ended September 30,
                           -------------------------------------------------------------------------------------------
                                            2005                                             2004
                           ----------------------------------------       --------------------------------------------
                                                    (in millions, except per share amounts)


                                               Special     Excluding                         Special      Excluding
                                 Reported     Items (2)     Special              Reported    Items (3)     Special
                                                             Items                                          Items
                                --------------------------------------         -----------------------------------------
     Net sales................ $   4,741.3  $   ---      $   4,741.3          $   3,632.0   $   ---     $   3,632.0
                                ============ ============ ============         ============= =========== =============
     Gross profit ............ $     731.9  $     3.7    $     735.6          $     541.3   $    10.8   $     552.1
     SG&A.....................       417.9       (3.3)         414.6                345.2        (1.6)        343.6
                                ------------ ------------ ------------         ------------- ----------- -------------
     Income from operations ..       314.0        7.0          321.0                196.1        12.4         208.5
     Other income (expense)...       (66.1)      (1.1)         (67.2)               (48.7)      (18.9)        (67.6)
     Benefit from/(provision
       for) income taxes......       (85.0)      (1.8)         (86.8)               (16.3)        0.7         (15.6)
                                ------------ ------------ ------------         ------------- ----------- -------------
     Net income (loss)........ $     162.9  $     4.1    $     167.0          $     131.1   $    (5.8)  $     125.3
                                ============ ============ ============         ============= =========== =============
     Earnings per share....... $       3.19              $       3.27         $       2.56              $       2.45
     EBITDA (1)............... $     359.4  $     7.0    $     366.4          $     244.1   $    12.4   $     256.5
     Backlog ................. $   1,284.5               $   1,284.5          $     824.6               $     824.6

     Average diluted shares
         Outstanding..........        51.1                      51.1                 51.2                      51.2


     (1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
     (2) Special items, net of tax, relate to charges for investigation costs associated with the Company's internal review ($1.6 million), charges related to restructuring activities, namely at the corporate level, and at the business units of Cedarapids, Terex UK, Terex Utilities branch locations and the Kilbeggan facility ($2.9 million), an asset impairment charge in the American Truck Company joint venture ($0.2 million), charges relating to the closure of certain Terex Utilities branch locations ($0.1 million) and the gain on the sale of a facility in the Czech Republic ($0.7 million).
     (3) Special items, net of tax, relate to the gain on the sale of facilities ($16.7 million), costs associated with restructuring activities, mainly in the Terex-Atlas businesses ($7.3 million), the net gain related to the favorable settlement of litigation proceedings regarding the O&K acquisition ($3.8 million), the loss on the sale of discontinued business activities ($4.3 million), the write-down of investments ($0.9 million), and the accelerated amortization arising from the early retirement of debt ($2.2 million).

Segment Performance

     The comparative segment performance data below reflects Terex's current business segment organization. Comparative segment performance data also excludes special items.

Terex Construction

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 Sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   481.2             $   418.5             $1,554.2              $1,283.2
                              ============          ============           ===========           ===========
Gross profit ................. $    70.1    14.6%    $    57.0    13.6%    $  219.7     14.1%    $  180.4     14.1%
SG&A .........................      43.5     9.0%         36.2     8.6%       128.0      8.2%       111.9      8.7%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    26.6     5.5%    $    20.8     5.0%    $   91.7      5.9%    $   68.5      5.3%
                              ============          ============           ===========           ===========
Backlog....................... $   281.9             $   162.8             $  281.9              $  162.8


     Net sales in the Terex Construction group for the third quarter of 2005 increased $62.7 million to $481.2 million from $418.5 million in the third quarter of 2004. The 15% increase in net sales was primarily driven by the heavy construction equipment businesses, including the scrap handler business, and the mobile crushing and screening businesses. Gross margin in the third quarter of 2005 was 14.6%, a 1.0% improvement when compared with the third quarter of 2004. SG&A expenses for the third quarter of 2005 were $43.5 million, or 9.0% of sales, compared to $36.2 million, or 8.6% of sales, in the third quarter of 2004, with the increase due mainly to higher sales and marketing costs related to increased sales volume and higher bad debt expense in the period. Income from operations for the quarter was $26.6 million, or 5.5% of sales, an increase of 28% when compared to $20.8 million, or 5.0% of sales, for the third quarter of 2004.

     "Net sales across our various product categories continue to show impressive growth," commented Colin Robertson, President-Terex Construction. "It is difficult to limit the positive comments on the revenue growth to just one or two products, as the scrap handler, North American off-highway truck, wheeled excavator, European telehandler and mobile crushing and screening businesses all posted strong year over year revenue growth. Our compact construction equipment business grew modestly year over year, as it continues to battle with an extremely competitive marketplace and significant pricing pressure, particularly in North America."

     "We continue to face the financial headwinds that are making margin expansion more challenging. Input costs remain elevated, and the weak dollar, as compared to the British Pound Sterling and Euro, although improving somewhat, still provides challenges," Mr. Robertson added. "Our focus remains on cost savings and supplier rationalization opportunities that we have identified, and we feel that many of these opportunities will be in place for the 2006 fiscal year." Mr. Robertson continued, "In the near term, we fully expect that demand will provide us with the opportunity to realign our prices to ensure that supply pressures we, and the industry in general, are experiencing are addressed and our margins reflect the robustness of the recovery."

Terex Cranes

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 Sales                 sales
                                          ---------             ----------             ---------             ---------
Net sales..................... $   289.7             $   269.3             $  930.7              $  755.4
                              ============          ============           ===========           ===========
Gross profit ................. $    36.8    12.7%    $    32.6    12.1%    $  113.7     12.2%    $   96.6     12.8%
SG&A .........................      24.2     8.4%         24.7     9.2%        79.1      8.5%        70.0      9.3%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    12.6     4.3%    $     7.9     2.9%    $   34.6      3.7%    $   26.6      3.5%
                              ============          ============           ===========           ===========
Backlog....................... $   385.4             $   243.8             $  385.4              $  243.8


     Net sales in the Terex Cranes group for the third quarter of 2005 increased $20.4 million to $289.7 million from $269.3 million in the third quarter of 2004, reflecting improvement in most businesses, particularly in the tower crane business. SG&A expenses remained relatively flat at $24.2 million, or 8.4% of sales, in the third quarter of 2005 when compared to SG&A expenses in the third quarter of 2004 of $24.7 million, or 9.2% of sales. Income from operations increased $4.7 million to $12.6 million, or 4.3% of sales, for the third quarter of 2005 from $7.9 million, or 2.9% of sales, for the third quarter of 2004.

     "As in the first half of this year, our global presence continues to help balance our performance in the third quarter," commented Steve Filipov, President - Terex Cranes. "The North American market, however, has shown signs of demand improvement. The backlog is strong, and the order book continues to grow. We now need to increase our production rate. We have a new leadership team in place that is firmly focused on lean implementation, better purchasing and customer service. Additionally, the Waverly, Iowa team initiated an additional price increase of roughly 5% to help offset cost pressures. We continue to see improvements in our other product ranges, including the tower crane business, and an improving all-terrain crane global market."

     Mr. Filipov continued, "What has turned out to be a real success for Terex is our under-300-ton lattice boom crane relationship with IHI. This month, Terex will be delivering the 300th crawler crane sold under this relationship. This product, combined with our 300-ton and up range out of Germany, has made Terex one of the market leaders in this category. The small range of crawler lattice-boom cranes has continued to grow in market penetration in North America, and positions out product well for the recovering crane economy."


Terex Aerial Work Platforms

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 Sales                 sales
                                          ---------            ----------             ---------             ---------
Net sales..................... $   370.4             $   235.8             $1,041.8              $  677.9
                              ============          ============           ===========           ===========
Gross profit ................. $    76.1    20.5%    $    45.9    19.5%    $  197.7     19.0%    $  138.1     20.4%
SG&A .........................      26.3     7.1%         16.4     7.0%        71.4      6.9%        52.5      7.7%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    49.8    13.4%    $    29.5    12.5%    $  126.3     12.1%    $   85.6     12.6%
                              ============          ============           ===========           ===========
Backlog....................... $   202.8             $   118.5             $  202.8              $  118.5


     Net sales for the Terex Aerial Work Platforms group for the third quarter of 2005 increased $134.6 million to $370.4 million from $235.8 million in the third quarter of 2004. The increase in sales was driven primarily by continued strong order activity from the rental channel. Gross margin slightly improved in the quarter versus the prior year results, as pricing actions and volume leverage has offset the negative impact of continued cost pressures on components used in production as well as some cost inefficiencies resulting from ramp-up in manufacturing resources to respond to this segment's significant revenue growth. Income from operations increased to $49.8 million, or 13.4% of sales, in the third quarter of 2005 from $29.5 million, or 12.5% of sales, in the third quarter of 2004.

     "During the third quarter, we continued to see strong demand for all our products," said Bob Wilkerson, Terex Executive Vice President and President - Terex Aerial Work Platforms. "Demand on a worldwide basis remained strong, with particular strength in Asia and the Americas. Additionally, we saw an increase in order activity for many of our products due to Hurricane Katrina, but this increase was mainly due to the replacement of lost or damaged equipment already in the region, and does not reflect the reconstruction needs that will undoubtedly materialize."

     Mr. Wilkerson added, "We are full of optimism as we look forward into 2006, and we expect our favorable performance trend to continue. We continue to tackle the challenges that emerge from input pricing and supply concerns, but feel we are doing reasonably well in managing these items. The management team remains focused and will continue to work to ensure that input costs and sales prices are closely linked. Our optimism is strong, and the demand for our products is solid today and is still improving. It is important to remember that approximately 65% of our business is North American focused, and the largest driver of this business is commercial construction. With commercial construction in the U.S. only recently recovering, and a consensus view of a multi-year projected favorable outlook for commercial construction in the U.S., we remain optimistic that revenues and operating profit will continue to improve."


Terex Materials Processing & Mining

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------             ----------             ---------             ---------
Net sales..................... $   217.2             $   160.4             $  636.0              $  389.7
                              ============          ============           ===========           ===========
Gross profit ................. $    39.5    18.2%    $    23.3    14.5%    $  112.8     17.7%    $   62.0     15.9%
SG&A .........................      20.4     9.4%         14.1     8.8%        61.3      9.6%        40.3     10.3%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    19.1     8.8%    $     9.2     5.7%    $   51.5      8.1%    $   21.7      5.6%
                              ============          ============           ===========           ===========
Backlog....................... $   237.6             $   124.6             $  237.6              $  124.6


     Net sales for the Terex Materials Processing & Mining group for the third quarter of 2005 increased $56.8 million to $217.2 million from $160.4 million in the third quarter of 2004. As in the first half of 2005, the increase in sales was attributable to the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany, as well as to the acquisition of the Reedrill mining business in the fourth quarter of 2004. Excluding the acquisition of Reedrill, net sales increased 18% compared to the comparable year ago period. This increased sales volume had a positive impact on operating income, as income from operations more than doubled to $19.1 million, or 8.8% of sales, in the third quarter of 2005 from $9.2 million, or 5.7% of sales, in the third quarter of 2004.

     "The Materials Processing & Mining group had a solid third quarter of 2005, continuing the positive earnings and profit performance that reflects the improving end-market," commented Rick Nichols, President - Terex Materials Processing & Mining. "This trend is a direct result of solid global GDP growth supporting commodity prices at levels where mining companies are encouraged to promote investment in production and capacity related projects. This quarter, we saw a strong demand for Terex's hydraulic shovel and electric drive mining trucks, increasing the field population of our products and significantly improving our parts and service sales outlook. Additionally, the performance of Reedrill and the Materials Processing group, specifically our Cedarapids operation, continue to meaningfully contribute to our earnings."

     Mr. Nichols continued, "We continue to look forward with a sense of optimism. The GDP growth that has provided a platform for our current performance is also the cornerstone to our growth over the next five years. Emerging market economies, such as China, India and Russia, are expected to continue their strong growth for the foreseeable future. Additionally, we have some engineering projects in our new product development pipeline, such as a larger truck, a more complete shovel line and new drill products, which should be additive to the revenue and profit of this segment. With this global economic backdrop, added with our pricing actions, low-cost sourcing initiatives and new product development, we remain firm in our belief that our operating margins will exceed 10% in 2006."

Terex Roadbuilding, Utility Products and Other

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2005                  2004                   2005                  2004
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 Sales                 sales
                                          ---------             ----------             ---------             ---------
Net sales..................... $   198.8             $   190.4             $  669.7              $  579.5
                              ============          ============           ===========           ===========
Gross profit ................. $    21.1    10.6%    $    25.7    13.5%    $   89.0     13.3%    $   72.7     12.5%
SG&A .........................      21.4    10.8%         20.6    10.8%        67.5     10.1%        61.5     10.6%
                              ------------          ------------           -----------           -----------
Operating profit (loss)....... $    (0.3)   (0.2%)   $     5.1     2.7%    $   21.5      3.2%    $   11.2      1.9%
                              ============          ============           ===========           ===========
Backlog....................... $   196.1             $   188.4             $  196.1              $  188.4


     Net sales for the Terex Roadbuilding, Utility Products and Other group for the third quarter of 2005 increased $8.4 million to $198.8 million from $190.4 million for the third quarter of 2004, with substantially all the sales growth coming from the concrete mixing truck and utility businesses. SG&A expenses for the third quarter of 2005 were $21.4 million, or 10.8% of sales, compared to $20.6 million, or 10.8% of sales, in the third quarter of 2004. Income from operations decreased to a loss of $0.3 million from a profit of $5.1 million, or 2.7% of sales, in the third quarter of 2004.

     "The Roadbuilding, Utility Products and Other group continued to struggle, although signs of improvement are beginning to materialize," commented Chris Ragot, President - Terex Roadbuilding and Utilities. "We have some internal issues that are being addressed, namely operating inefficiencies at our installation sites for our Utilities group in the western United States. The Utilities group had a strong showing at the ICUEE show, North America's largest utilities show, held every two years. We unveiled our new range of products targeting the transmission line business, as well as a new product focused on the home market for DSL installation. All customers, whether investor owned utilities, telecom or contractors, have indicated a growing need for equipment. This favorable outlook is bolstered by this group's growth in both backlog and bookings."

     Mr. Ragot continued, "Our expectations for the Roadbuilding business for the end of 2005 and on into 2006 is positive. Our concrete focused businesses, including mixing trucks, batch plants and slip-form pavers, all continue to perform well. This strong performance is a result of a continued strong North American housing market and the beginning of a material recovery in non-residential work. Our main challenge on the Roadbuilding side remains the asphalt plant business."

     Regarding the Company's specialty vehicle businesses, Mr. DeFeo commented, "We incurred charges in the third quarter related to the inventory associated with the IMOD contract as well as costs associated with the continuation of

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proposal efforts, including testing, for the previously announced LVSR project.
We are evaluating our participation in the American Truck Company joint-venture, as the financial results to date have not met our expectations." Mr. DeFeo continued, "Terex's special programs group also had a challenging quarter, reflecting costs associated with a reduction in the fleet size of the re-rental program."

Capital Structure

     "Net debt at the end of the third quarter of 2005 increased $30 million to $763 million from $733 million at the end of the second quarter of 2005," commented Phil Widman, Terex's Senior Vice President and Chief Financial Officer. "This reflects a decrease of $61 million from the net debt balance of $824 million as of the end of the third quarter of 2004." Mr. Widman added, "We have said that our expectations are for cash flow to closely follow the seasonal pattern of the business. With a stronger third quarter than originally anticipated, much of the anticipated cash flow has been reinvested in working capital to supply current product demand, and as such, it has deferred much of the cash benefit into the fourth quarter. Working capital as a percent of trailing three month annualized sales was approximately 21% at the end of both the third quarter of 2005 and 2004. However, our goal is still to achieve an 18% level at the end of 2005."

Taxes

     Commenting on the effective tax rate used in this release, Mr. Widman stated, "The effective tax rate in the third quarter of 2005 is estimated to be 34.8%, compared to 6.9% in the third quarter of 2004." Mr. Widman continued, "The 2004 rate is lower than the statutory rate due to discrete items in the quarter, including the favorable resolution of a jurisdictional audit, the release of valuation allowances in certain businesses as their profitability indicated that deferred tax assets would more likely than not be realized, and the impact of a full valuation allowance on the U.S. deferred tax assets not being reversed until the fourth quarter of 2004."

Outlook

     "Looking forward, we remain optimistic about our earnings outlook, said Mr. DeFeo. For 2005 we are forecasting the full year earnings per share ("EPS") to be in the range of $4.15 - $4.25, as compared to our prior guidance of $3.90 to $4.10, both before special items. Our revenue expectations for 2005 are towards the high end of the $6.0 - $6.2 billion range. We continue to see solid order activity, best illustrated by our year to date revenue increase of 31% and our backlog increase of 56% when compared with the same period last year. We are currently in the middle of 2006 budget reviews, and as such we cannot give specific guidance at this time, but we expect that next year will be substantially better in regard to revenues, margins and cash flow when compared to 2005. We continue to believe that there are significantly better days ahead for Terex, and our focus will be on doing those things necessary to drive results and deliver industry leading returns on invested capital for our shareholders."

Update on Restatement Process

     As previously disclosed in Current Reports on Form 8-K furnished to the Securities and Exchange Commission ("SEC"), Terex has commenced a detailed internal examination in an effort to reconcile imbalances in certain of the Company's accounts, and previously has announced that the financial statements of Terex for the years ended December 31, 2000, 2001, 2002 and 2003 and for the first and second quarters of 2004 need to be restated to correct certain errors. In addition, Terex is also reviewing other historical accounting issues, including historical revenue recognition practices, certain reserve balances and certain transactions with United Rentals, Inc. Terex has placed an updated list of questions and answers on its website, www.terex.com, under the Investors section, to provide information with respect to the status of Terex's examination and restatement process, as well as the SEC investigation of the Company.

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

Safe Harbor Statement

     The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex's continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; Terex's ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex's ability to ensure that all intercompany transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks and uncertainties more specifically set forth in Terex's public filings with the SEC. In addition, until the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com


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